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                                                                 April 24, 1998


The Prudential Insurance Company
of America
751 Broad Street
Newark, New Jersey 07102-3777

Gentlemen:

In my capacity as Assistant General Counsel of Prudential Insurance Company of America, I have reviewed the establishment of the Prudential Discovery Select Group Variable Contract Account ("the Account") on February 11, 1997 by the Finance Committee of the Board of Directors of Prudential as a separate account for assets applicable to certain variable annuity contracts, pursuant to the provisions of Section 17B:28-7 of the Revised Statutes of New Jersey.

I was responsible for oversight of the preparation and review of the Post-Effective Amendment to the Registration Statement (Registration Number 333-23271) under the Securities Act of 1933 for the registration of certain variable annuity contracts issued with respect to the Account.

I am of the following opinion:

     (1) Prudential was duly organized under the laws of New Jersey and is a validly existing corporation.

     (2) The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of New Jersey Law.

     (3) The portion of the assets held in the Account equal to the reserve and other liabilities for variable benefits under the variable annuity contracts is not chargeable with liabilities arising out of any other business Prudential may conduct.

     (4) The variable annuity contracts are legal and binding obligations of Prudential in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Peter T. Scott
                                       -------------------------
                                       Assistant General Counsel